INDEPENDENT AUDITORS' REPORT

Board of Directors
Alba-Waldensian, Inc.
Valdese, North Carolina

   We have audited the accompanying consolidated balance sheet of Alba-Waldensian, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alba-Waldensian, Inc. and subsidiaries as of December 31 1993, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

   As discussed in Notes 1 and 8 to the consolidated financial statements, in 1992 the Company changed its method of accounting for income taxes effective January 1, 1992 to conform with Statement of Financial Accounting Standards No. 109.


Deloitte & Touche LLP
Hickory, NC

February 11, 1994